EXHIBIT 5.1

March 30, 2009

Buckeye Partners, L.P.

Five TEK Park

9999 Hamilton Blvd.

Breinigsville, Pennsylvania 18031

Ladies and Gentlemen:

We have acted as counsel to Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with (i) the offer and sale by the Partnership of 2,600,000 units representing limited partner interests in the Partnership (the “Offered Units”) pursuant to an Underwriting Agreement, dated as of March 26, 2009 (the “Underwriting Agreement”), among Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, as representatives of the several underwriters named on Schedule 1 thereto (collectively, the “Underwriters”), the Partnership and Buckeye GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), (ii) the potential offering and sale of up to an additional 390,000 units representing limited partner interests in the Partnership (the “Option Units” and, collectively with the Offered Units, the “Units”) pursuant to the exercise by the Underwriters of an option to purchase that number of additional units representing limited partner interests, and (iii) the filing of the Registration Statement on Form S-3 (Registration No. 333-155522) (the “Registration Statement”) and the prospectus included therein (the “Base Prospectus”) by the Partnership under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the offering and sale of the Units are registered.  On March 27, 2009, the Partnership filed with the SEC the Base Prospectus and a prospectus supplement dated March 26, 2008 (the “Prospectus Supplement”) pursuant to Rule 424(b) promulgated under the Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Prospectus, (ii) the Prospectus Supplement, (iii) the Partnership’s Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Tokyo Washington	666 Fifth Avenue, 26th Floor, New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that when the Units have been issued and delivered in accordance with the terms of the Underwriting Agreement and upon payment of the consideration therefor provided for therein, such Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable, except as described in the Prospectus Supplement and the Base Prospectus.

The opinion expressed is limited in all respects to the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the laws of the State of New York and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
VINSON & ELKINS L.L.P.